                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                June 10, 1997


TO THE STOCKHOLDERS OF
  IMPRINT RECORDS, INC.:


    The annual meeting of the stockholders of Imprint Records, Inc. (the "Company") will be held at the executive offices of the Company, Cummins Station, 209 10th Avenue South, Suite 500, Nashville, Tennessee 37203 on Tuesday, June 10, 1997 at 9:00 A.M., for the purpose of considering and acting upon the following matters:

    (1)  Election of directors.

    (2) Ratification of the selection of Drucker, Math & Whitman, P.C. ("Drucker, Math & Whitman") as auditors of the Company for the fiscal year ending January 31, 1998.

    (3) Such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 18, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

    You are cordially invited to attend the meeting.    Whether or not you plan
to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to the Company in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated:   Nashville, Tennessee
         May 2, 1997


                        By Order of the Board of Directors,


                                                        ROY W. WUNSCH, Secretary

                            IMPRINT RECORDS, INC.
CUMMINS STATION, 209 10TH AVENUE SOUTH, SUITE 500, NASHVILLE, TENNESSEE 37203

                               ---------------

                               PROXY STATEMENT

                               ---------------


    This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders on June 10, 1997 and at any adjournment thereof. May 2, 1997 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

    As of May 1, 1997, the record date for the meeting, the Company had outstanding 4,738,000 shares of Common Stock (the only class of stock authorized by the Company's Charter) entitled to vote at the meeting (the "Common Stock"). Each share of Common Stock entitles its holder to one vote. The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

    The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. As for all other proposals to be considered at the meeting, more votes must be cast in favor of the proposition than cast in opposition to it for that proposal to be approved by the stockholders.

    The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

                            ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

    The current Board of Directors is comprised of four members, all of whom have been nominated by the Board of Directors for reelection at the annual meeting. The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of Frank M. Bumstead, Charles M. Flood, Jr., Stanley O. Schaetzle, Jr. and Roy W. Wunsch as Directors, to serve until the next annual meeting of stockholders in 1998 and until such time as their respective successors are duly elected and qualified. If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve. Information with respect to each such nominee is set forth below:

                              DIRECTOR NOMINEES
                         (ALL TERMS EXPIRE IN 1998)


                                                    Age,               Director
Name and Occupational Description                May 1, 1997            Since
---------------------------------                -----------            -----

FRANK M. BUMSTEAD.                                   55                  1994

Frank M. Bumstead has been a Director of the Company since its inception, was Secretary of the Company from its inception until March 1997, and was Treasurer of the Company from May 1995 to March 1997. Mr. Bumstead has been
President and a principal stockholder of Flood, Bumstead, McCready & McCarthy, Inc.
("FBMM"), a business management firm which represents the financial interests of artists, songwriters and producers in the music industry, since 1989. Since 1993, he has also served as Chairman and Chief
Executive Officer, and has been a
principal stockholder, of FBMM Financial,
Inc., a registered investment advisor
under the Investment Advisors Act of 1940.
He is also Vice Chairman of the Board of Directors of Response Oncology, Inc., a
Director of First Union National Bank of
Tennessee, and a Director of Nashville
Country Club, Inc.

                                                    Age,               Director
Name and Occupational Description                May 1, 1997            Since
---------------------------------                -----------            -----

CHARLES M. FLOOD, JR.                                52                  1994
Charles M. Flood, Jr. has been a Director of the Company since its inception, and has been a principal stockholder of FBMM since 1989. He is also President of Hayes
Street Music, a music publishing company in Nashville. Mr. Flood is also a Director of Nashville Country Club, Inc.

STANLEY O. "BUD" SCHAETZLE, JR.                      37                  1994
Stanley O. Schaetzle, Jr. has been a
Director and President of the Company
since its inception, and was appointed
Treasurer of the Company in March 1997.
Prior to joining the Company, Mr.
Schaetzle was a founder and, from 1982,
the managing partner of the multimedia
production company High Five Productions.
Mr. Schaetzle is a member of the National
Academy of Recording Arts and Sciences
("NARAS"), the Academy of Television Arts and Sciences, and the Writer's Guild of America and has served for five years as a member of NARAS's Video and Television
Committee.

ROY W. WUNSCH                                        53                  1994
Roy W. Wunsch has been Chairman of the
Board of Directors and Chief Executive
Officer of the Company since its
inception, and was appointed Secretary of the Company in March 1997. From 1990 to
1994, Mr. Wunsch served as the President of Sony Music Nashville, a division of Sony Corporation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Company has established standing Audit, Compensation and Executive Committees to assist the Board of Directors in discharging its responsibilities. The Company has no nominating committee.

    The Audit Committee reviews the Company's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate financial personnel of the Company and independent accountants in connection with these reviews. The Committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in examining the corporate accounts. The Audit Committee also reviews the audit and non-audit fees of the Company's independent accountants. The independent accountants periodically meet with the Audit Committee and have access to the Committee at any time. The Committee held one meeting during the fiscal year ended January 31, 1997. Its members are Messrs. Bumstead and Flood.

    The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of officers. It administers, and makes recommendations for stock option grants under the Company's 1995 Stock Option Plan. It determines and certifies whether performance levels have been achieved in connection with the Company's Executive Incentive Plan ("EIP") and also determines and certifies whether performance goals and other terms of agreements with certain executives have been satisfied. Its members are Messrs. Bumstead and Flood. The Committee held one meeting during the fiscal year ended January 31, 1997.

    The Executive Committee advises the Board of Directors with respect to the management and affairs of the Company and reviews and analyzes special projects which may be assigned to it from time to time by the Board of Directors. The Executive Committee held no meetings during the fiscal year ended January 31, 1997. Its members are Messrs. Bumstead, Flood, Schaetzle and Wunsch.

    The Company's Board of Directors held four meetings during the fiscal year ended January 31, 1997.

    Donald A. Schlitz, Director of the Company since its inception, resigned from the Board of Directors on January 17, 1997.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The management of the Company has been informed that, as of May 1, 1997, the persons identified in the table below, including all directors, nominees for director, executive officers and all owners known to the Company of more than 5% of any class of the Company's voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the securities of the Company reflected in such table. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table.

           BENEFICIAL OWNERSHIP OF COMPANY STOCK

                         NUMBER OF SHARES
BENEFICIAL OWNER(1)       OF COMMON STOCK      PERCENT OF CLASS
----------------          ---------------      ----------------

Frank M. Bumstead             81,177                  1.7%

Charles M. Flood              81,177                  1.7%

Chava Mamoka(2)              274,000                  5.8%

Stanley O. Schaetzle,
Jr.(3), (4)                1,075,740                 22.5%

Roy W. Wunsch(4)           1,106,860                 23.4%

All Directors and
Officers as a group
(4 persons)                2,344,954                 49.0%


_______________

(1) The address for Messrs. Bumstead and Flood is 1700 Hayes Street, Suite 304, Nashville, Tennessee 37203; the address for Mr. Mamoka is Rehov Hashel 14, Ashdod, Israel 77261; and the address for Messrs. Schaetzle and Wunsch is c/o Imprint Records, Inc., Cummins Station, 209 10th Avenue South, Suite 500, Nashville, Tennessee 37203.

(2) Mr. Mamoka is not a director or officer of the Company.

(3) Ownership includes 1,032,240 shares of Common Stock owned by Mr. Schaetzle, plus 43,500 shares of Common Stock underlying currently exercisable Redeemable Warrants. In accordance with SEC rules, the percent of class owned shown for Mr. Schaetzle in the above table was computed by assuming the only Redeemable Warrants exercised are the 43,500 warrants owned by him.

(4) Ownership does not include shares of Common Stock purchasable by Messrs. Schaetzle and Wunsch pursuant to a Shareholders' Agreement, which provides each of them with the right to purchase Common Stock held by the other stockholder in the event such other stockholder resigns or is terminated for cause, dies or becomes subject to a bankruptcy or insolvency proceeding prior to June 30, 1998. Such purchase option in favor of the remaining or surviving stockholder may be exercised at a discount from fair market value ranging from 10% to 90%, depending upon the circumstances leading to the exercise of the option. The Shareholders' Agreement restricts transfers of shares of Common Stock by Mr. Schaetzle or Mr. Wunsch to other than affiliated entities or related individuals, and, after June 30, 1998, grants to each of Mr. Schaetzle and Mr. Wunsch a right of first refusal on any sales by either of them to third parties, other than sales of shares ofCommon Stock in open market transactions. The
Shareholders' Agreement expires by its terms on June 30, 2005 unless, prior thereto, either Mr. Schaetzle or Mr. Wunsch cease to own any shares of Common Stock subject to the agreement.

EXECUTIVE COMPENSATION

    The following table sets forth all plan and non-plan compensation paid to the Company's executive officers for services rendered in all capacities to the Company during the fiscal year ended January 31, 1997. Certain of the individuals shown below would have received compensation in excess of $100,000 had they been employed by the Company for the entire 1997 fiscal year. Certain other officers listed below would have received compensation in excess of $100,000 had they not elected to defer the full compensation to which they were entitled in the 1997 fiscal year.

                 SUMMARY COMPENSATION TABLE

                                            Annual Compensation
                                            -------------------
Name and Principal                Year       Salary       Bonus
------------------                ----       ------       -----
Positions
---------

Roy W. Wunsch,                    1997     $106,832(1)   $  -0-
    Chairman of the Board,
    Chief Executive
    Officer and Secretary

Constance D. Baer,                1997     $141,129      $  -0-
    Vice President -
    Marketing and Artist
    Development

Cynthia Anne Weaver,(2)           1997      $77,196      $  -0-
    Vice President -
    Promotion

Tracy Gershon Fishell,            1997      $92,949      $  -0-
    Vice President -
    Artists and Repertoire

Stanley O. Schaetzle, Jr.,        1997     $104,537(1)   $  -0-
    President and Treasurer
-------------------------

(1) Amounts represent actual amounts paid to each of the named officers for the fiscal year of the Company ended January 1, 1997, without any accrual for voluntarily deferred compensation. To improve the Company's liquidity, each of the named officers agreed to temporarily defer 50% of his salary on or about September 1, 1996 and 100% of his salary as of December 1, 1996.

(2) Officer is included in the Summary Compensation Table because her annual compensation, pursuant to an employment agreement with the Company, would have been $150,000 had the officer been employed by the Company at her current salary level for a full year.

STOCK OPTIONS

     The following table sets forth information regarding each grant of stock options made during the fiscal year ended January 31, 1997 to each of the named individuals. Options become exercisable in three equal annual installments commencing on the first anniversary of the grant and may be exercised on a cumulative basis at any time before expiration.


                                             OPTION GRANTS IN LAST FISCAL YEAR

                                        Percent of                            Potential Realizable
                                          Total                                 Value at Assumed
                           Number of     Options                                Annual Rates of
                           Securities   Granted to                                Stock Price
                           Underlying   Employees    Exercise                   Appreciation for
                            Options     in Fiscal     Price      Expiration       Option Term
   Name                     Granted       Year        ($/sh)        Date        5%($)    10% ($)
   ----                     -------       ----        ------        ----        ------   -------

Roy W. Wunsch                    --         --           --          --             --        --

Stanley O. Schaetzle, Jr.        --         --           --          --             --        --

Constance D. Baer                --         --           --          --             --        --

Cynthia Anne Weaver          25,000         57.5%         1.38     7/29/06      21,500    54,750

Tracy Gershon Fishell            --         --           --          --             --        --

Wayne R. Halper                  --         --           --          --             --        --


    The following table sets forth information regarding option exercises during the last fiscal year, and fiscal year end option values.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                                  Number of
                                                  Securities      Value of
                                                  Underlying    Unexercised
                                                 Unexercised    In-The-Money
                                                  Options At    Options At
                           Shares                Fiscal Year    Fiscal Year
                         Acquired on   Value       End (#)        End ($)
                          Exercise    Realized   Exercisable/   Exercisable/
Name                        (#)         ($)     Unexercisable  Unexercisable(1)
----                     -----------  --------  -------------  ---------------

Roy W. Wunsch               --          --                --        --

Stanley O. Schaetzle, Jr.   --          --                --        --

Constance D. Baer           --          --      8,333/16,667        --

Cynthia Anne Weaver         --          --                --        --

Tracy Gershon Fishell       --          --      8,833/17,667        --

Wayne R. Halper             --          --      8,333/16,667        --

-----------------------------
(1) Based on the closing price of the Company's common stock of $1.38 on April 23, 1997, all vested options are out-of-the-money.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Stanley O. Schaetzle, Jr. and Roy W. Wunsch as of April 20, 1995; with Constance D. Baer as of August 15, 1995; with Cynthia Anne Weaver as of July 29, 1996; and with Tracy Gershon Fishell as of August 15, 1995.

     The Company has entered into employment agreements with each of Stanley
O. Schaetzle, Jr. and Roy W. Wunsch on substantially the same terms. Each agreement is for a term expiring July 25, 2000, and provides for a base salary of $150,000. Bonus compensation is payable to each executive under their respective agreements as determined by the Board of Directors from time to time. Each agreement provides for a 5% increase in base salary on July 25, 1996, and increases thereafter are to be determined by the Board of Directors from time to time; however, to improve the Company's liquidity, Roy Wunsch, Chairman, Chief Executive Officer and Secretary, and Stanley O. Schaetzle, Jr., President and Treasurer, have agreed to temporarily defer 50% of their salaries commencing on or about September 1, 1996, and 100% of their salaries as of December 1, 1996. Under his employment agreement, so long as he remains employed by the Company, Mr. Wunsch is to act as Chairman of the Board and Chief Executive Officer, and the Company is not permitted to confer equal or greater authority on any other employee. Under his employment agreement, so long as he remains employed by the Company, Mr. Schaetzle is to act as President, and the Company is not permitted to confer equal or greater authority on any other employee (except that the Company may confer greater authority on Mr. Wunsch). Mr. Schaetzle's agreement permits him to devote a non-material amount of his time to High Five Productions, the production company he was managing partner of prior to his employment by the Company.

     The Company has entered into a two-year employment agreement with Constance D. Baer, which expires on August 14, 1997, to secure Ms. Baer's services as Vice President of Marketing and Artist Development. Base salary under the agreement is $140,000. By its terms, the agreement provides that base salary is to be increased on the first anniversary date thereof by no less than the increase of the Consumer Price Index during the prior year's period; however, Ms. Baer has agreed for the time being to defer any base salary increase under the contract. Ms. Baer is eligible to participate in the Company's Executive Incentive Plan ("EIP"), pursuant to which the maximum bonus payable to any plan participant, assuming the highest level of the Company's gross sales and income goals are achieved, is 30% of base salary, and received a signing advance of $10,000 in August 1995.

The agreement provides that Ms. Baer is entitled to payment of the base salary thereunder for the unexpired term thereof in the event her employment is terminated without cause by the Company.

     The Company has entered into a two-year employment agreement (with an option by the Company for a one-year extension) with Cynthia Anne Weaver, to expire, unless extended, on July 29, 1998, in connection with Ms. Weaver's services as Vice President of Promotion. Base salary under the agreement is $150,000, to increase on July 29, 1997 by no less than the percentage increase in the Consumer Price Index during that one-year period. Ms. Weaver is eligible to participate in the EIP. The agreement provides that Ms. Weaver is entitled to payment of the base salary thereunder for the unexpired term thereof in the event his employment is terminated without cause by the Company.

     The Company has entered into a three-year employment agreement with Tracy Gershon Fishell, to expire on August 14, 1998, to secure Ms. Gershon Fischell's services as Vice President of Artists and Repertoire. Base salary under the agreement is $100,000. By its terms, the agreement provides that base salary is to be increased on the second and third anniversary of sales thereof by no less than the percentage increase in the Consumer Price Index during the prior year's period; however, Ms. Gershon Fischell has agreed for the time being to defer any base salary increase under her contract. Ms. Gershon Fischell is eligible to participate, at her option, in either the EIP or the A&R Bonus Plan (when and if established by the Company), pursuant to which her bonus compensation will be a reflection of album sales by artists signed by Ms. Gershon Fischell to the Company's label. The agreement provides that Ms. Gershon Fischell is entitled to payment of the base salary thereunder for the unexpired term thereof in the event her employment is terminated without cause by the Company.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are entitled to receive $100 for each Board of Directors or committee meeting attended, up to a maximum of $600 per year. Directors who are employed by the Company receive no Directors' fees. The Company reimburses its Directors for reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committee meetings attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     High Five Productions ("HFP"), a multimedia production company of which Stanley O. Schaetzle, Jr., President and a Director of the Company, was the managing partner prior to his involvement with the Company, and for which Mr. Schaetzle remains a consulting partner, performed certain services for the Company and its artists relating to the creation and production of music videos during the fiscal year ended January 31, 1997, for which HFP was paid an aggregate of $70,071 in fees and expenses. The Company believes it was able to obtain HFP's services and expertise at better than market rates due to Mr. Schaetzle's affiliation with both the company and HFP.

COMPLIANCE WITH SECTION 16(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

     The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in beneficial ownership of the Company's equity securities with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no Forms 5 were required, the Company believes that during the fiscal year ended January 31, 1997, all filing requirements applicable to directors and executive officers were complied with, except that Cynthia Anne Weaver will file a Form 3 in May 1997.


                    RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of Drucker, Math & Whitman as auditors of the Company for its fiscal year ending January 31, 1998. Representatives of Drucker, Math & Whitman are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. Drucker, Math & Whitman was the independent accountant for the Company for its fiscal year ended January 31, 1997 and has served as the Company's public accountant since its inception. While ratification by the stockholders of the appointment of Drucker, Math & Whitman is not required by Tennessee law, by the rules and regulations of the SEC, or by the Company's Charter or By-laws, management of the Company believes that such ratification is desirable. If the selection of Drucker, Math & Whitman is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the

Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.


                     SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the Proxy Statement for the next annual meeting must be received by the Company at its principal executive offices by December 31, 1997.
                                   GENERAL

     The Board of Directors did not know of any business constituting a proper subject for action by the stockholders to be presented to the meeting other than as set forth in this Proxy Statement. However, if any other matter should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

     The Company's 1996 Form 10-KSB Annual Report to the Securities and Exchange Commission, exclusive of exhibits, has been mailed to each stockholder with this Proxy Statement.

     The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy, the Annual Report on Form 10-KSB and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and the Company will reimburse these organizations in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies will also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of the Company, who will receive no additional compensation therefor.

                     By Order of the Board of Directors,


                         ROY W. WUNSCH, Secretary

                                IMPRINT RECORDS, INC.

                       THIS PROXY IS SOLICITED ON BEHALF OF THE
                                  BOARD OF DIRECTORS


         FRANK M. BUMSTEAD and ROY W. WUNSCH, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting or, if only one shall be present and acting, then that one, all of the shares of Imprint Records, Inc. that the undersigned would be entitled, if personally present, to vote at its 1997 annual meeting of stockholders and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.



ELECTION OF DIRECTORS - NOMINEES:

FRANK M. BUMSTEAD, CHARLES M. FLOOD, JR., STANLEY O. SCHAETZLE, JR. AND ROY W. WUNSCH

          PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY

/X/ Please mark your votes as in this example.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors        FOR
    (SEE OTHER SIDE)            ALL         AUTHORITY WITHHELD
                               NOMINEES     AS TO ALL NOMINEES
                                  / /             / /


              For, except vote withheld for the following nominee(s):

                ____________________________________________________


                                                     For   Against   Abstain
2.  Selection of Drucker, Math &                      / /     / /       / /

         Whitman, P.C. as auditors





                                            NOTE:  Please sign exactly as your
                                            name appears hereon.  If the named
                                            holder is a corporation,
                                            partnership or other association,
                                            please sign its name and add your
                                            name and title.  When signing as an
                                            attorney, executor, administrator,
                                            trustee or guardian, please also
                                            give your full title.  If shares
                                            are held jointly, ALL holders
                                            should sign.


                                            ___________________________________



                                            ___________________________________

                                            Signature(s)        Date